Virtus ETF Trust II 485BPOS

Exhibit (h)(9)

AMENDMENT TO EXPENSE LIMITATION AGREEMENT

Virtus ETF Trust II

THIS AMENDMENT (the “Amendment”), effective as of March 22, 2021, to that certain Expense Limitation Agreement, effective as of November 28, 2016 (the “Expense Limitation Agreement”), is entered into by and between VIRTUS NEWFLEET HIGH YIELD BOND ETF F/K/A VIRTUS NEWFLEET DYNAMIC CREDIT ETF (the “Fund”), a series of shares of Virtus ETF Trust II, a Delaware statutory trust (the “Trust”) and VIRTUS ETF ADVISERS LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, each of the Fund and the Adviser is a party to the Expense Limitation Agreement; and

WHEREAS, each of the Fund and the Adviser desires to amend the Expense Limitation Agreement to replace Paragraph 1(b) – Operating Expense Limit.

NOW, THEREFORE, the parties agree as follows:

1.            Paragraph 1(b) – Operating Expense Limit of the Expense Limitation Agreement is hereby deleted in its entirety and replaced with the following:

(b)       Operating Expense Limit. The Fund’s maximum Operating Expense Limit in any year shall be 0.49% of the average daily net assets of the Fund.

2.            Except to the extent amended hereby, the Expense Limitation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

VIRTUS ETF TRUST II, on behalf of Virtus Newfleet High Yield Bond ETF		VIRTUS ETF ADVISERS LLC

By:	/s/ William J. Smalley	By:	/s/ Brinton W. Frith
	William J. Smalley, President		Brinton W. Frith, President